Exhibit 99.1

July 27, 2020	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance

TULSA, Okla. - July 27, 2020 - ONE Gas, Inc. (NYSE: OGS) today announced its second quarter 2020 financial results, reaffirmed its 2020 earnings guidance and updated its expectation for capital expenditures and asset removal costs in 2020.

2020 FINANCIAL GUIDANCE

ONE Gas reaffirmed its 2020 earnings guidance issued Jan. 21, 2020, with net income expected to be in the range of $186 million to $198 million, with a midpoint of $192 million, or $3.44 to $3.68 per diluted share, with a midpoint of $3.56 per diluted share.

Capital expenditures, including asset removal costs, are now expected to be in the range of $500 million to $525 million for 2020, up from $475 million. The increase is driven primarily by extension of service to new customers.

SECOND QUARTER HIGHLIGHTS

"During the second quarter, we remained focused on operating our systems safely and protecting our workforce and customers during this pandemic," said Pierce H. Norton II, president and chief executive officer. "We continued to see the positive impact from customer growth and new rates. Looking ahead, we are well positioned to execute on our proven strategy of modernizing our infrastructure and providing clean, reliable natural gas to our customers."

•	Second quarter 2020 net income was $25.3 million, or $0.48 per diluted share, compared with $24.5 million, or $0.46 per diluted share, in the second quarter 2019;

•	Year to date 2020 net income was $117.0 million, or $2.20 per diluted share, compared with $118.1 million, or $2.22 per diluted share, in the same period last year;

•	Actual heating degree days across the company's service areas were 775 in the second quarter 2020, 22% colder than normal and 33% colder than the same period last year;

•
In April 2020, ONE Gas issued $300 million of 2.00% senior notes due 2030. The proceeds from the issuance were used to reduce the amount of outstanding commercial paper and for general corporate purposes.

•
The company ended the quarter with $230.5 million of commercial paper and $1.2 million in letters of credit outstanding, leaving $468.3 million available in its commercial paper program and $250 million under its 364-day credit agreement; and

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

•
A quarterly dividend of $0.54 per share, or $2.16 per share on an annualized basis, was declared on July 20, 2020, payable on Sept. 1, 2020, to shareholders of record at the close of business on Aug. 14, 2020.

SECOND QUARTER 2020 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $44.6 million in the second quarter 2020, compared with $46.9 million in the second quarter 2019.

Net margin, which is comprised of total revenues less cost of natural gas, increased by $2.8 million compared with second quarter 2019, which primarily reflects:

•	A $3.4 million increase from new rates primarily in Kansas and Texas; and

•	A $2.0 million increase attributed to net residential customer growth; offset by

•
A $1.9 million decrease due to lower late payment, reconnect and collection fees primarily related to the moratoriums on disconnects for nonpayment in response to the COVID-19 pandemic in each of the company's rate jurisdictions.

Second quarter 2020 operating costs were $118.8 million, compared with $116.1 million in the second quarter 2019, which primarily reflects:

•	A $3.2 million increase in bad debt expense; and

•	A $2.2 million increase in expenses related to the company's response to the COVID-19 pandemic; offset partially by

•	A $1.7 million decrease in expenses for travel that has been restricted due to the COVID-19 pandemic; and

•	A $1.1 million decrease in employee-related costs.

Depreciation and amortization expense for the second quarter 2020 was $47.4 million, compared with $45.0 million in the second quarter 2019, due primarily to an increase in depreciation expense from capital investments placed in service, higher depreciation rates in Kansas and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the second quarter 2020, other income, net, increased $3.2 million compared with the same period last year, due primarily to a $2.9 million increase in the value of investments associated with nonqualified employee benefit plans.

Income tax expense includes a credit for amortization of excess accumulated deferred income taxes (EDIT) of $2.5 million and $2.1 million for the three-month periods ended June 30, 2020, and 2019, respectively.

Capital expenditures and asset removal costs increased $16.4 million for the second quarter 2020 compared with the same period last year, due primarily to system integrity activities, extension of service to new areas and government relocation projects.

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

YEAR TO DATE 2020 FINANCIAL PERFORMANCE

Operating income for the six-month 2020 period was $177.8 million, compared with $174.5 million for the same period last year.

Net margin increased by $9.0 million compared with the same period last year, which primarily reflects:

•	An $11.3 million increase from new rates primarily in Kansas and Texas;

•	A $4.5 million increase attributed to net residential customer growth; and

•	A $1.3 million increase in rider and surcharge recoveries due to a higher ad-valorem surcharge in Kansas; offset by

•
A $4.1 million decrease due to lower sales volumes, net of weather normalization, primarily in Kansas and Oklahoma from warmer weather in 2020 compared with the same period in 2019. For the six months ended June 30, 2020, heating degree days in Kansas and Oklahoma were 14% and 15% lower, respectively, compared with the same period in 2019;

•
A $2.8 million decrease due to lower late payment, reconnect and collection fees primarily related to the moratoriums on disconnects for nonpayment in response to the COVID-19 pandemic in each of the company's rate jurisdictions; and

•	A $1.6 million decrease due to lower transportation volumes primarily in Kansas.

Operating costs for the six-month 2020 period were $240.2 million, compared with $240.6 million for the same period last year, which primarily reflects:

•
A $2.7 million decrease in employee-related costs, which reflects a $3.7 million decrease in the expense associated with the change in the value of the liabilities for nonqualified employee benefit plans and a $0.9 million increase in labor costs;

•	A $2.3 million decrease in legal-related expenses; and

•	A $2.0 million decrease in expenses for travel that has been restricted due to the COVID-19 pandemic; offset partially by

•	A $4.0 million increase in bad debt expense; and

•	A $2.2 million increase in expenses related to the company's response to the COVID-19 pandemic.

Depreciation and amortization expense for the six-month 2020 period was $94.9 million, compared with $88.8 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service, higher depreciation rates in Kansas and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the six-month 2020 period, other expense, net, increased $3.0 million compared with the same period last year, due primarily to a $3.8 million decrease in the value of investments associated with nonqualified employee benefit plans.

For the six months ended June 30, 2020, income tax expense increased $1.1 million compared with the same period last year, due primarily to an increase in the effective tax rate.

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

Income tax expense includes a credit for amortization of EDIT of $9.4 million and $8.9 million for the six-month periods ended June 30, 2020, and 2019, respectively.

Capital expenditures and asset removal costs increased $45.4 million for the six-month 2020 period compared with the same period last year, due primarily to system integrity activities, extension of service to new areas and government relocation projects.

REGULATORY UPDATE

As of July 2020, accounting orders have been received in each of our jurisdictions authorizing us to accumulate and defer for regulatory purposes certain incremental costs incurred, including bad debt expenses and certain lost revenues, net of offsetting expense reductions associated with COVID-19. Pursuant to these orders, the appropriateness of recovery of any net incremental costs and lost revenue will be determined in future rate cases or alternative rate recovery filings in each jurisdiction. For financial reporting purposes, any amounts deferred as a regulatory asset for future recovery under these accounting orders must be probable of recovery. At June 30, 2020, no regulatory assets have been recorded.

Oklahoma

In July 2020, the Oklahoma Corporation Commission (OCC) approved a settlement and joint stipulation in Oklahoma Natural Gas' Performance-Based Rate Change application. The stipulation includes a base rate increase of $9.7 million, with new rates effective in June 2020. The stipulation also includes a $12.2 million credit associated with EDIT to be issued in the first quarter 2021.

Kansas

In May 2020, a bill amending the Kansas state income tax code was signed into law that exempts public utilities regulated by the Kansas Corporation Commission (KCC) from paying Kansas state income taxes beginning Jan. 1, 2021, and authorizes the KCC to adjust utility rates for the elimination of Kansas state income tax beginning Jan. 1, 2021. As a regulated entity, the reduction in accumulated deferred income taxes (ADIT) of $81.5 million was recorded as an EDIT regulatory liability and will be refunded to customers. This adjustment had no material impact on income tax expense and no impact on cash flows for the three months and six months ended June 30, 2020. A reduction of approximately $5.3 million in rates due to the elimination of the Kansas state income tax rate is expected beginning in 2021, which will be offset by lower income tax expense. The timing of the return of the EDIT to customers in Kansas will be determined in the next general rate proceeding.

Texas

West Texas Service Area

In March 2020, Texas Gas Service made Gas Reliability Infrastructure Program filings for all customers in the West Texas service area. In June 2020, an increase of $4.7 million was authorized with new rates effective in the same period.

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

Central Texas Service Area

In 2019, Texas Gas Service filed a rate case for all customers in the Central Texas and Gulf Coast service areas, seeking a $15.6 million rate increase and a $1.3 million credit to customers associated with EDIT, and requesting to consolidate the two service areas into one. In July 2020, the Administrative Law Judge and Technical Examiners recommended the Railroad Commission of Texas (RRC) approve all terms of a $10.3 million settlement, as well as approve consolidation of the Central Texas service area and the Gulf Coast service area into a new Central Gulf service area. The settlement included a 9.5% return on equity and a 59% equity ratio. If approved, new rates are expected to become effective in the third quarter 2020.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, July 28, 2020, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-394-8218, pass code 5196253, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 5196253.

NON-GAAP INFORMATION

ONE Gas has disclosed net margin in this news release, which is considered a non-GAAP financial metric used to measure the company's financial performance. Net margin is comprised of total revenues less cost of natural gas. Cost of natural gas includes commodity purchases, fuel, storage, transportation and other gas purchase costs recovered through our cost of natural gas regulatory mechanisms and does not include an allocation of general operating costs or depreciation and amortization. In addition, these regulatory mechanisms provide a method of recovering natural gas costs on an ongoing basis without a profit. Therefore, although our revenues will fluctuate with the cost of natural gas that we pass through to our customers, net margin is not affected by fluctuations in the cost of natural gas. Accordingly, we routinely use net margin in the analysis of our financial performance. We believe that net margin provides investors a more relevant and useful measure to analyze our financial performance as a 100% regulated natural gas utility than total revenues because the change in the cost of natural gas from period to period does not impact our operating income. A reconciliation of net margin to the most directly comparable GAAP measure is included as a table at the end of the earnings tables accompanying this release.
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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

ONE Gas, headquartered in Tulsa, Oklahoma, provides natural gas distribution services to more than 2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information, visit the website at www.onegas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;

•
the length and severity of a pandemic or other health crisis, such as the recent outbreak of COVID-19, including its impacts to our operations, customers, contractors, vendors and employees, and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation and energy storage efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•
the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility and counterparty creditworthiness;

•
the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets;

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;

•	population growth rates and changes in the demographic patterns of the markets we serve, and conditions in these areas’ housing markets;

•	acts of nature and the potential effects of threatened or actual terrorism and war;

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cyber-attacks, which, according to experts, have increased in volume and sophistication since the beginning of the COVID-19 pandemic, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or company information; further, increased remote working arrangements as a result of the pandemic have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•
our ability to comply with all covenants in our indentures, the ONE Gas Credit Agreement and the ONE Gas 364-day Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•
unexpected increases in the costs of providing health care benefits, along with pension and postretirement health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2020	2019	2020	2019
	(Thousands of dollars, except per share amounts)

Total revenues	$273,287	$290,560	$801,455	$951,560

Cost of natural gas	62,510	82,588	288,649	447,664

Operating expenses
Operations and maintenance	103,517	101,482	208,356	209,757
Depreciation and amortization	47,387	44,943	94,900	88,789
General taxes	15,265	14,656	31,738	30,840
Total operating expenses	166,169	161,081	334,994	329,386
Operating income	44,608	46,891	177,812	174,510
Other income (expense), net	2,394	(865)	(3,394)	(436)
Interest expense, net	(15,843)	(15,399)	(31,536)	(31,185)
Income before income taxes	31,159	30,627	142,882	142,889
Income taxes	(5,834)	(6,157)	(25,880)	(24,759)
Net income	$25,325	$24,470	$117,002	$118,130

Earnings per share
Basic	$0.48	$0.46	$2.21	$2.23
Diluted	$0.48	$0.46	$2.20	$2.22

Average shares (thousands)
Basic	53,053	52,890	53,030	52,858
Diluted	53,264	53,215	53,266	53,210
Dividends declared per share of stock	$0.54	$0.50	$1.08	$1.00

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2020	2019
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$6,633,738	$6,433,119
Accumulated depreciation and amortization	1,926,013	1,867,893
Net property, plant and equipment	4,707,725	4,565,226
Current assets
Cash and cash equivalents	10,454	17,853
Accounts receivable, net	138,885	260,012
Materials and supplies	54,586	55,732
Natural gas in storage	72,192	104,259
Regulatory assets	47,961	47,440
Other current assets	23,311	20,906
Total current assets	347,389	506,202
Goodwill and other assets
Regulatory assets	373,241	391,036
Goodwill	157,953	157,953
Other assets	95,304	87,883
Total goodwill and other assets	626,498	636,872
Total assets	$5,681,612	$5,708,300

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2020	2019
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 52,920,530 shares at June 30, 2020; issued and outstanding 52,771,749 shares at December 31, 2019	$529	$528
Paid-in capital	1,735,788	1,733,092
Retained earnings	461,962	402,509
Accumulated other comprehensive loss	(6,292)	(6,739)
Total equity	2,191,987	2,129,390
Long-term debt, excluding current maturities and net of issuance costs of $13,540 and $10,936, respectively	1,581,931	1,286,064
Total equity and long-term debt	3,773,918	3,415,454
Current liabilities
Notes payable	230,500	516,500
Accounts payable	62,710	120,490
Accrued taxes other than income	41,922	47,956
Regulatory liabilities	26,163	45,201
Customer deposits	56,949	57,987
Other current liabilities	72,511	84,603
Total current liabilities	490,755	872,737
Deferred credits and other liabilities
Deferred income taxes	637,975	682,632
Regulatory liabilities	558,115	503,518
Employee benefit obligations	104,075	115,657
Other deferred credits	116,774	118,302
Total deferred credits and other liabilities	1,416,939	1,420,109
Commitments and contingencies
Total liabilities and equity	$5,681,612	$5,708,300

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2020	2019
	(Thousands of dollars)
Operating activities
Net income	$117,002	$118,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,900	88,789
Deferred income taxes	9,779	9,401
Share-based compensation expense	5,089	4,911
Provision for doubtful accounts	7,563	3,557
Changes in assets and liabilities:
Accounts receivable	113,564	122,063
Materials and supplies	1,146	(6,011)
Natural gas in storage	32,067	19,060
Asset removal costs	(19,068)	(24,324)
Accounts payable	(50,920)	(109,340)
Accrued taxes other than income	(6,034)	(10,328)
Customer deposits	(1,038)	(2,352)
Regulatory assets and liabilities	(3,782)	25,948
Other assets and liabilities	(21,583)	1,667
Cash provided by operating activities	278,685	241,171
Investing activities
Capital expenditures	(234,943)	(184,349)
Other investing expenditures	(815)	(3,583)
Other investing receipts	740	598
Cash used in investing activities	(235,018)	(187,334)
Financing activities
Repayments on notes payable, net	(286,000)	(6,500)
Issuance of debt, net of discounts	297,750	—
Long-term debt financing costs	(2,885)	—
Issuance of common stock	3,299	2,536
Dividends paid	(57,090)	(52,687)
Tax withholdings related to net share settlements of stock compensation	(6,140)	(7,395)
Cash used in financing activities	(51,066)	(64,046)
Change in cash and cash equivalents	(7,399)	(10,209)
Cash and cash equivalents at beginning of period	17,853	21,323
Cash and cash equivalents at end of period	$10,454	$11,114

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2020	2019	2020	2019

Financial (in millions)
Net margin	$210.8	$208.0	$512.9	$503.9
Operating costs	$118.8	$116.1	$240.2	$240.6
Depreciation and amortization	$47.4	$45.0	$94.9	$88.8
Operating income	$44.6	$46.9	$177.8	$174.5
Capital expenditures and asset removal costs	$130.6	$114.2	$254.0	$208.6

Net margin on natural gas sales	$181.0	$176.1	$441.7	$429.6
Transportation revenues	$24.3	$24.1	$58.5	$59.1
Other revenues	$5.5	$7.8	$12.7	$15.2

Volumes (Bcf)
Natural gas sales
Residential	15.6	13.4	70.9	79.1
Commercial and industrial	4.7	5.1	21.0	24.4
Other	0.3	0.4	1.3	1.5
Total sales volumes delivered	20.7	18.9	93.3	105.0
Transportation	50.9	51.4	116.3	117.0
Total volumes delivered	71.6	70.3	209.6	222.0

Average number of customers (in thousands)
Residential	2,045	2,022	2,044	2,024
Commercial and industrial	161	160	162	161
Other	3	3	3	3
Transportation	12	12	12	12
Total customers	2,221	2,197	2,221	2,200

Heating Degree Days
Actual degree days	775	581	5,489	6,412
Normal degree days	637	639	5,883	5,948
Percent colder (warmer) than normal weather	21.7%	(9.1)%	(6.7)%	7.8%

Statistics by State
Oklahoma
Average number of customers (in thousands)	894	885	895	886
Actual degree days	289	188	1,925	2,265
Normal degree days	191	191	1,966	1,966
Percent colder (warmer) than normal weather	51.3%	(1.6)%	(2.1)%	15.2%

Kansas
Average number of customers (in thousands)	647	641	647	644
Actual degree days	442	342	2,664	3,093
Normal degree days	394	396	2,855	2,924
Percent colder (warmer) than normal weather	12.2%	(13.6)%	(6.7)%	5.8%

Texas
Average number of customers (in thousands)	680	671	679	670
Actual degree days	44	51	900	1,054
Normal degree days	52	52	1,062	1,058
Percent colder (warmer) than normal weather	(15.4)%	(1.9)%	(15.3)%	(0.4)%

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ONE Gas Announces Second Quarter 2020 Financial Results;
Reaffirms 2020 Earnings Guidance
July 27, 2020

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Reconciliation of total revenues to net margin (non-GAAP)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2020	2019	2020	2019
	(Thousands of dollars)
Total revenues	$273,287	$290,560	$801,455	$951,560
Cost of natural gas	62,510	82,588	288,649	447,664
Net margin	$210,777	$207,972	$512,806	$503,896

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